Exhibit 10.3

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is entered into between Tuesday Morning, Inc., its related and affiliated entities (collectively, “Tuesday Morning”), and John Rossler (“Employee”), and is intended to be a full and final resolution of all matters involving Employee’s employment with Tuesday Morning.  Specifically, the parties to this Agreement agree to the following:

1.                                      Termination of Employment.  Employee’s employment with Tuesday Morning terminated effective as of August 28, 2013 (the “Termination Date”).

2.                                      Payments.  In consideration for Employee’s signing this Agreement, in lieu of notice regarding the termination of employment, and for complying with the terms of this Agreement, Tuesday Morning will pay to Employee $325,000, less applicable deductions (the “Separation Payment”).  The Separation Payment will be made in 24 equal installments on Tuesday Morning’s consecutive regularly scheduled paydays with the first payment to be made on the first regularly scheduled payday following the expiration of the revocation period provided for in Section 8(e) of this Agreement, but in no event later than sixty (60) days following the Termination Date.  Tuesday Morning is not offering any tax advice to Employee regarding the Separation Payment.

Tuesday Morning also will pay to Employee the cash value of Employee’s earned but unused and accrued days of vacation time within the time required by applicable law.  This payment will be subject to applicable deductions.  Employee understands and agrees that upon his receipt of the payments described above he will have been fully compensated for all work he has performed for Tuesday Morning and that he will not make any other claims to Tuesday Morning for any type of compensation.

The parties agree that Tuesday Morning does not have a legal obligation to make the Separation Payment, but that it chooses to do so in consideration for Employee’s promises in this Agreement.  Employee agrees and understands that the Separation Payment is conditioned upon Employee’s continuing compliance with the terms of this Agreement, including Employee’s execution within 45 days, without revocation, of the waiver as provided for in Section 8 of this Agreement.  A breach by Employee of any term of this Agreement will result in the termination of Tuesday Morning’s obligation to make any further installment payments under this Agreement and Employee will repay to Tuesday Morning any part of the Separation Payment Employee has received under the terms of this Agreement.

3.                                      Benefits.  All of Employee’s employment benefits from Tuesday Morning will terminate as of the Termination Date except where provided for by a specific Tuesday Morning benefit plan, by an applicable statute, or by this Agreement.  Pursuant to the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”), Employee and his

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eligible family members have the right to continue their coverage under Tuesday Morning’s health insurance plan.  If Employee elects under COBRA to continue his coverage under Tuesday Morning’s health insurance plan as of September 1, 2013 then for each month from September 1, 2013, to February 28, 2014. Employee will pay the employee portion of the premium and Tuesday Morning will pay the difference between the premium amount Employee pays and the total monthly premium due for Employee’s coverage.  If Employee elects to continue his coverage under Tuesday Morning’s health insurance plan after February 28, 2014, he will be responsible for paying the full premium for the coverage.

4.                                      Career Transition Services.  Tuesday Morning will provide Employee with career transition services from RiseSmart that will assist the Employee in his search for a new position.  Tuesday Morning will pay up to $2,500 to RiseSmart for a services package to the extent used by Employee by March 1, 2014.

5.                                      Return of Tuesday Morning Property.  As of the date Employee signs this Agreement, he represents that he has returned to Tuesday Morning all Company-owned or leased property or documents in his possession or under his control, except for documents related to his compensation and benefits.

6.                                      Nondisclosure and Nonuse.  Employee, during his employment by Tuesday Morning, has had access to and has become familiar with Tuesday Morning’s operations, procedures, computer systems, customer information, pricing techniques, methods of doing business, merchandise, marketing plans, financial and accounting information, employee salary and benefit information and other confidential information which is regularly used in the operation of Tuesday Morning’s business, but is not within the public domain.  For the purposes of this Agreement all such information is collectively referred to as the “Confidential Information.”  Employee acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of Tuesday Morning, the disclosure or use of which could cause substantial injury and loss of profits and goodwill to Tuesday Morning.  Accordingly, Employee shall not directly or indirectly in any way use or disclose any of the Confidential Information. Employee also agrees that he will not access Tuesday Morning’s computer systems, download files or information from Tuesday Morning’s computer systems or in any way interfere, disrupt, modify or change any computer program used by Tuesday Morning or any data stored on Tuesday Morning’s computer systems.

7.                                      Release.  Employee, on behalf of himself and his heirs, executors or administrators, hereby releases, discharges and agrees not to sue or file any charges or claims against Tuesday Morning, its predecessors, successors and assigns, parent, subsidiaries, affiliates, current and former directors, officers, shareholders, employees, representatives, agents, and employee benefit plans under any local, state, or federal law, for any type of claim, demand or action whatsoever.  Employee understands and agrees that he is waiving and releasing any and all claims he may have against Tuesday Morning, its predecessors, successors and assigns, parent, subsidiaries, affiliates, current and former

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directors, officers, shareholders, employees, representatives, agents, and employee benefit plans, including, but not limited to, claims for unpaid wages, employment discrimination, breach of contract, fraud, emotional distress, wrongful discharge, negligence, personal injury and retaliation, whether or not such claims arise under common-law, contract or tort theories or under any federal, state or local law, including without limitation Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993, as amended; the Fair Labor Standards Act of 1938, as amended; and the Genetic Information Nondiscrimination Act of 2008.  This release does not affect Employee’s right to benefits under the terms of any employee benefit plan in which he participated while employed by Tuesday Morning, his right to enforce the terms of this Agreement, or any right which as a matter of law may not be waived.

8.                                      Waiver of Age Discrimination Claim.  Pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. §626), Employee acknowledges:

(a)                                 He is encouraged to have this Agreement reviewed by an attorney;

(b)                                 He is releasing all claims relating to his employment and separation from employment under the Age Discrimination in Employment Act of 1967;

(c)                                  He is not waiving any rights or claims that may arise after the date this Agreement is signed;

(d)                                 He has forty-five (45) days from the date he receives this Agreement to consider this Agreement;

(e)                                  For a period of seven (7) days following the date Employee signs this Agreement, Employee may revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period expires.  In order for the revocation to be effective it must be in writing and delivered to the Company’s Human Resources Department in Dallas, Texas;

(f)                                   By executing this Agreement, Employee represents that he fully understands all provisions of the Agreement and understands the consequences of executing this Agreement.

9.                                      Waiver of Future Employment.  Employee agrees that in the future he will not apply for employment with Tuesday Morning and will not accept any offer of employment made by any employee of Tuesday Morning or anyone purporting to represent Tuesday Morning.

10.                               No Harm.  Employee will not engage in any conduct or take any action, written or oral, that will reflect negatively on or harm the reputation or business interest of

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Tuesday Morning.  Employee agrees not to interfere with Tuesday Morning’s operations or its relationships with its employees, vendors and customers.

11.                               References.  In response to requests by prospective employers for information about Employee’s employment by Tuesday Morning, Tuesday Morning will disclose only Employee’s dates of employment and position and will verify his salary.

12.                               Confidentiality of this Agreement.  It is the express intent of the parties that the terms and conditions of this Agreement shall not be disclosed except in response to a validly issued subpoena, a request from a government agency or as set out below.  The parties agree that Tuesday Morning may disclose the terms of this Agreement to its officers, directors, managers, attorneys and to those employees who are necessary to carry out the terms of the Agreement.  The parties agree that Employee may disclose the terms of this Agreement to his spouse, his attorney and to his financial advisor.

13.                               Non-Solicitation or Hiring.  Employee agrees that he will not hire or solicit for employment any employees, officers or senior management of Tuesday Morning for a period of twelve (12) months after the date of this Agreement.

14.                               Attorney Advice/Voluntary Agreement.  Employee acknowledges that Tuesday Morning has advised Employee by this writing that Employee should consult an attorney before executing this Agreement.  Employee understands it is Employee’s choice whether or not to enter into this Agreement and that Employee’s decision to do so is voluntary and is made knowingly.

15.                               No Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission by Tuesday Morning that it has violated any law or acted wrongfully with respect to Employee or any other person.

16.                               Entire Agreement/Modification.  This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties regarding the subjects in this Agreement.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and signed by the parties.

17.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

18.                               Miscellaneous.  This Agreement shall be construed as a whole in accordance with its fair meaning and not strictly for or against any of the parties.  If any court determines that any provision of this Agreement is unenforceable for any reason, the parties agree that such determination shall not bar or affect the parties’ right to enforce the remaining provisions of this Agreement.  A waiver of a breach of any term of this Agreement by any party shall not be construed as a waiver of any subsequent breach of the

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same term or of any other breach of a different term.  This Agreement may be executed by each party in separate counterparts, each of which shall be deemed an original and constitute one document.

19.                               Acknowledgment.  By signing below, the parties represent that they have carefully read and considered this Agreement and fully understand the extent and impact of its provisions.  The parties acknowledge they have signed this Agreement voluntarily.

EMPLOYEE		TUESDAY MORNING, INC.

By:	/s/ John Rossler	By:	/s/ Michael Rouleau
	John Rossler		Michael Rouleau
Chief Executive Officer

8/29/13		8-29-13
Date signed		Date signed

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